UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (date of earliest event reported): January 30, 2026

International Land Alliance, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	000-56111	46-3752361
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 10th Avenue, Suite 1000

San Diego, CA 92101

(Address of Principal Executive Offices) (Zip Code)

(877) 661-4811

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At a Special Meeting of Stockholders of International Land Alliance, Inc. (the “Company”) held on November 4, 2025, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to implement a reverse stock split of the Company’s common stock, par value $0.001 per share, at fixed ratios between 1-for-25 and 1-for-75, with the final ratio to be determined by the Company’s Board of Directors (the “Board”).

On January 30, 2026, the Company received confirmation of acceptance of its filing of a certificate of amendment to the Charter (the “Certificate of Amendment”) with the Secretary of State of the State of Wyoming, to implement a 1-for-50 reverse split of the Company’s common stock (the “Reverse Stock Split”), which 1-for-50 ratio had been selected and approved by the Board. The Reverse Stock Split became effective as of February 4, 2026, and the Company’s common stock began trading on the OTCQB marketplace on a post-split basis at the open of trading on February 4, 2026, with a new CUSIP number. The trading symbol for the Company’s common stock will be “ILALD” for a period of 20 days.

As a result of the Reverse Stock Split, every fifty (50) issued and outstanding shares of the Company’s common stock, par value $0.001, was converted into one (1) share of common stock, par value $0.001 per share, reducing the number of issued and outstanding shares of the Company’s common stock from 133,315,568 shares to approximately 2,666,311 shares. The Company’s transfer agent, Dynamic Stock Transfer, Inc (“Dynamic”), is providing instructions to stockholders of record regarding the process of exchanging shares.

The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the common stock.

No fractional shares are being issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares of the Company’s common stock not evenly divisible by fifty (50) are entitled, in lieu of a fractional share, upon surrender to Dynamic of certificate(s) representing their pre-split shares or upon conversion of their shares held in book-entry, to receive a cash payment based on the recent average closing price per share of the Company’s common stock, which cash payment shall not have accrued, and shall be without, interest.

Dynamic is issuing all of the post-split shares through their paperless Direct Registration System, also known as “book-entry form.” Dynamic will hold the shares in an account set up for the stockholder. All book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock are being automatically adjusted. Those stockholders holding common stock in “street name” are receiving instructions from their brokers.

In addition, pursuant to their terms, a proportionate adjustment has been made to the per share exercise price and number of shares issuable under all of the Company’s outstanding equity awards and warrants to purchase shares of common stock, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans has been reduced proportionately.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Wyoming on January 09, 2026.

Item 5.07 Submission of Matters to a Vote of Security Holders.

To the extent required by Item 5.07 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01 Other Events.

On February 4, 2026, the Company issued a press release relating to the matters described in Item 5.03 above. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of International Land Alliance, Inc.
99.1	Press Release, dated February 4, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL LAND ALLIANCE, INC.

By:	/s/ Frank Ingrande
Frank Ingrande
Chief Executive Officer

Date: February 4, 2026